EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Jones Apparel Group, Inc.
Bristol, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 filed on December 26, 1991, May 15, 1996, June 16, 1999, August 23, 1999, August 2, 2001, June 12, 2003 and June 2, 2004 of our reports dated February 11, 2005, relating to the consolidated financial statements and schedule of Jones Apparel Group, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
February 22, 2005